EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cell Therapeutics, Inc. on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 8, 2012, with respect to our audits of the consolidated financial statements of Cell Therapeutics, Inc. as of December 31, 2011 and 2010, and for the years then ended and our report dated March 8, 2012 with respect to our audit of the effectiveness of internal control over financial reporting of Cell Therapeutics, Inc. as of December 31, 2011, appearing in the Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
August 2, 2012